UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 19, 2021

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director; Appointment of Committee Member

Executive Chairman

On May 19, 2021, J. Daniel Plants became the Executive Chairman of the Company and became an employee of the Company effective as of the same date. Mr. Plants had previously been the non-executive Chairman of the Company.

Mr. Plants’ base salary will be $250,000 and he will not be entitled to receive any board compensation during the period of his employment. The annual cash compensation of Mr. Plants will be as follows:

Name	Position	Salary	Target Bonus Opportunity		Target Cash Compensation
J. Daniel Plants	Executive Chairman	$250,000	$100,000	(1)	$350,000

(1)

The annual Target Cash Bonus Opportunity is based on achievement of certain corporate performance measures as determined by the Compensation Committee and the Board. For 2021, Mr. Plants’ Target Cash Bonus Opportunity will be a prorated amount to reflect the period during 2021 that he is employed with the Company.

Mr. Plants’ offer letter also contemplates that for 2021, Mr. Plants would receive a restricted stock unit award with a value of approximately $125,000 divided by the volume weighted average stock price of a share (“VWAP”) over the 50, consecutive, trading days immediately before the grant date. This award is scheduled to vest in three, equal installments on each of the one-, two-, and three- -year anniversaries of Mr. Plants’ employment start date, subject to his continued employment through the applicable vesting date. Mr. Plants’ offer letter also contemplates that for 2021, Mr. Plants would receive a performance-based restricted stock unit award with a value of approximately $125,000, divided by the volume weighted average stock price of a Share (“VWAP”) over the 50, consecutive, trading days immediately before the grant date (the “2021 PSU”) that is subject to performance goals determined by the Board. The maximum number of shares that may vest under the 2021 Award is 100% of the target number of shares subject to the award. In the event of the Company’s Change of Control (as defined in the Severance Agreement) while the 2021 PSU remains subject to performance achievement, the portion of the award allocated to the performance period that is ongoing as of the Change of Control will be deemed to have achieved performance at the target level, and will be scheduled to vest on the last day of such performance period subject to Mr. Plants’ continued employment. Any portion of the 2021 PSU for which the performance period has not commenced will terminate in connection with the Change of Control.

Pursuant to a Change of Control and Severance Agreement (the “Severance Agreement”), in the event of the Company’s termination of Mr. Plants’ employment with the Company without Cause (as defined in the Severance Agreement) and other than due to Mr. Plants’ death or disability or his reassignment as a director of the Company, that occurs other than during the period beginning three months prior to a Change of Control (as defined in the Severance Agreement) through 12 months after a Change of Control (the “Change of Control Period”), Mr. Plants would be entitled to receive a lump sum cash payment equal to the sum of (a) the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) six (6) months of Employee’s annual base salary, and (b) the greater of (i) the unexpired monthly term remaining on the Agreement or (ii) the product of 6 times the first month’s premium payable for continued Company group health care coverage for Mr. Plants and his eligible dependents (collectively, the “Cash Severance”). If during the Change of Control Period, Mr. Plants’ employment is terminated by the Company without Cause and other than due to his death or disability, then Mr. Plants will receive two times the Cash Severance plus 100% of his target bonus for the fiscal year prior to when the termination date occurs (i.e. plus vesting acceleration with respect to certain of his equity awards as follows. Mr. Plants’ outstanding equity awards that are subject to time-based vesting (but not achievement of performance goals) will accelerate vesting as to 100% of the shares subject to those awards. Any severance payments and benefits under the Severance Agreement are subject to Mr. Plants entering into and not revoking a release of claims in favor of the Company. The Severance Agreement also provides that, in the event of a Change of Control, with respect to any equity awards granted to Mr. Plants within the period 12 months prior to the Change of Control that, as of the Change of Control, are subject to achievement of performance-based criteria (excluding Mr. Plants’ performance-based restricted stock units described further below), any portion of such awards for which the performance period is ongoing as of the Change of Control will have the performance period shortened and performance measured based on the shortened period, and to the extent performance is achieved, will vest in connection with the Change of Control. Any remaining portion of such award that has not vested prior to the Change of Control will terminate. The Severance Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit No.	Description

10.1	Employment Offer Letter dated May 19, 2021 by and between Cutera, Inc. and J. Daniel Plants.

10.2	Change of Control and Severance Agreement dated May 19, 2021 by and between Cutera, Inc. and J. Daniel Plants.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: May 25, 2021	/s/ Rohan Seth
Rohan Seth
Chief Financial Officer